SERVICE AGREEMENT BETWEEN CORNING NATURAL GAS CORPORATION

AND BATH, ELECTRIC, GAS AND WATER SYSTEMS

This Agreement made this 1st day of February, 2012, by and between CORNING NATURAL GAS CORPORATION of Corning, New York, hereinafter called "Seller," and the VILLAGE OF BATH, New York, acting through Bath Electric Gas and Water Systems, hereinafter called "Buyer."

WITNESSETH: In consideration of the mutual covenants herein contained, the parties hereto agree that Seller will sell to Buyer and Buyer will purchase from Seller natural gas for and during the term, at the prices and on the terms and conditions hereinafter provided and under and subject to all provisions of the General Information and applicable Service Classifications contained in Seller's current Schedule for Gas Service applicable for service to Buyer or any successor to such Schedule, filed with and, where required, approved by the New York State Public Service Commission, hereinafter called "Public Service Commission."

ARTICLE 1

QUANTITIES

Beginning on the date on which deliveries of gas are commenced hereunder and thereafter for the remaining term of this Agreement, Seller will deliver to Buyer and Buyer will take and pay Seller for all natural gas required for system supply by Buyer as set forth in this Article.

As provided herein, Seller will supply the natural gas required by the present and the future firm, non-transportation customers taking sales service served by Buyer in its franchise territory in and about the Village of Bath, State of New York, as approved by the Public Service Commission. The Seller will offer Buyer transportation services and capacity conversion rights consistent with

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its tariff and the rules of the Public Service Commission and Federal Energy Regulatory Commission. Seller agrees to assist Buyer in obtaining any assignments, releases, regulatory approvals or any other actions that may be necessary in effectuating this provision, so as to afford Buyer full and economical access to the interstate gas pipeline system. Upon 365 days written notice, the Buyer may elect to purchase gas on its own behalf.

At Seller's request, on or before April 1st of each year Buyer shall furnish to Seller an estimate in writing, which shall show the quantity of natural gas Buyer will require for the next 12 months, and the maximum daily quantity the Buyer will require during said 12-month period. This written estimate shall be made in a form similar to Exhibit "A." In addition, upon request of Seller, Buyer shall give notice at any time, as far in advance as operating conditions will permit, of the estimated daily, monthly and annual quantities of natural gas required for supply of consumers dependent upon Buyer. Buyer and Seller will cooperatively work in good faith to develop such estimates as may be required. Buyer recognizes the potential that pipeline penalties may be imposed upon Buyer's system when prudent and appropriate.

ARTICLE II

RATE

For all gas purchased by Buyer from Seller hereunder, Buyer shall pay Seller in accordance with the applicable Service Classifications contained in Seller's current Schedule for Gas Service applicable for service to Buyer, any successor to such Schedule, or such other applicable rate schedules, including all approved applicable rate adjustments and surcharges as are contained in Seller's Schedule for Gas Service filed with and, where required, approved by the Public Service Commission. Any revisions of said Service Classifications, which shall be filed and made effective, shall apply to and become a part of this Agreement. Seller shall have the right to

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propose to the Public Service Commission, or other body having jurisdiction, changes in the rates or charges effective as to Buyer.

ARTICLE III

TERM OF AGREEMENT

Seller will commence deliveries of gas hereunder on the date this Agreement becomes effective as an executed Service Agreement, and the sale and purchase of gas hereunder shall continue until May 31, 2022, and thereafter will be renewed automatically for two-year periods until terminated either by Seller or Buyer upon 12 months' prior written notice to the other specifying a termination date at the end of or after such period.

Buyer may terminate this Agreement at any time after December 31, 2016, upon two years' notice, and payment of an "exit fee" as described in the Gas Rates Joint Proposal in Case 11-G-0280 dated January 13, 2012, as approved or modified by the Public Service Commission in Public Service Commission orders issued in Case 11-G-0280 or other applicable proceedings.

Buyer may exercise the provisions of Article 1, Paragraph 2 at any time, upon 365 calendar days prior written notice. Notwithstanding the foregoing, Buyer may terminate this Agreement or exercise the provisions of Article 1, Paragraph 2 if Seller seeks protection from creditors pursuant to federal law, or if Seller's upstream suppliers determine Seller to be in material breach of its upstream capacity or supply agreements.

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ARTICLE IV

POINTS OF DELIVERY

The Points of Delivery for all gas to be delivered by Seller to Buyer hereunder shall be: Murray Avenue Meter and Regulator Station, located south of Murray Avenue in the Village of Bath, Steuben County, New York and such other points as the parties may mutually designate.

ARTICLE V

SYSTEM RELIABILITY

Seller agrees to use due care and diligence in meeting Buyer's needs. Seller agrees to implement the Line 15 Systematic Replacement Program and Reliability Project, as defined in the Gas Rates Joint Proposal in Case 11-G-0280 dated January 13, 2012, as required by current and future Public Service Commission Orders, including, but not limited to, Orders issued in Public Service Commission Cases 08-G-1137 and 11-G-0280, and to meet requisite Federal and State standards for such pipelines. Seller, before January 1, 2013, will provide a written re-evaluation of supply options to Buyer's system, which will include, inter alia, options to develop a second source of supply or interconnection for Buyer's system. In addition, Seller shall provide Buyer with a schedule of improvement and reliability work each year of this Agreement as information for Buyer regarding work that is proposed. This work shall be in accordance with Public Service Commission Orders and financial terms that are acceptable to Seller.

Seller will make an attempt to connect local production and/or storage gas to Line 15 in an effort to improve reliability and to benefit Buyer's future cost of gas.

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ARTICLE VI

MISCELLANEOUS

No modification of the terms and provisions of this Agreement shall be or become effective except by written document executed by both parties. No such modification shall result in a change to the "exit fee" described in Article III, above, or other requirements of the Public Service Commission unless approved by the Public Service Commission.

No waiver by any party of any one or more defaults by the other in performance of the provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults whether of a like or a different character.

Any successor by purchase, merger or consolidation to the properties, substantially as an entirety, of Seller or of Buyer, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement, except that, if the successor is the sole supplier of gas to Buyer, Buyer may, at its discretion, negotiate individual changes in this Agreement having to do with lowering the cost of gas to Buyer because of changes in the natural gas market. It is the intent of this exception that the Buyer have available all rights and privileges of Seller with regard to having direct access to the natural gas market.

Except as herein otherwise provided, any notice, request, demand, statement or bill provided for in this Agreement, or any notice which either party may desire to give to the other, shall be in writing and shall be considered as duly delivered when mailed by registered or certified mail to the post office address of the parties hereto, as the case may be, as follows:

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Seller: Stanley G. Steve, Vice President	Buyer:---------------, Director
Corning Natural Gas Corporation	Bath Electric, Gas and Water Systems
330 W. William Street	P.O. Box 310
Corning, New York 14830	7 South Avenue
Bath, New York 14810

Or at such other address as either party shall designate by formal written notice. Routine communications, including monthly statements and payments, shall be considered as duly delivered when mailed by registered or certified mail. Funds may be sent by Electronic Funds Transfer or other mutually acceptable means.

Both parties agree to meet at a minimum twice annually to discuss operating issues. Meetings shall be scheduled at a time and location that is mutually agreeable. The parties agree to use best efforts to resolve any disputes, and either party may consult with the Department of Public Service Staff. The parties agree to the Department of Public Service Staff's participation in any efforts to resolve disputes hereunder.

This Agreement and the respective obligations of the parties hereunder are subject to valid laws, orders, rules and regulations of duly constituted authorities having jurisdiction.

Any portion of this Agreement that may be adjudged void or invalid shall not invalidate the whole or remainder of this Agreement unless it is a material provision.

ARTICLE VII

CANCELLATION OF PRIOR CONTRACTS

This Agreement supersedes all previous agreements, oral or written, between the parties pertaining to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by Seller's President and Chief Executive Officer and Buyer's Municipal Utility Commission Chairman or other representative of Buyer, both of whom are duly authorized to do so, and attested to by, respectively, Seller's Vice President and Secretary and, on behalf of Buyer, the Village of Bath Clerk, with the respective corporate seals affixed thereto the day and year first written above.
CORNING NATURAL GAS CORPORATION
Attest:
/S/ Stanley G. Sleve	By: /S/Michael I. German
Stanley G. Sleve	Michael I. German
Vice President and Secretary	President and Chief Executive Officer

BATH ELECTRIC GAS AND WATER SYSTEMS
Attest:
/S/ Susan Daniels	By: /S/ Harold J. Rodbourn
Susan Daniels	Harold J. Rodbourn
Chairman, Bath Municipal Utility Commission